Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
Chief Executive Officer	Bill Zima 203-682-8200
817-548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel 516-569-4271
TANDY BRANDS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
— Details Corporate Strategy Following Conclusion of Strategic Review Process —
— Announces 4¢ Per Share Dividend Payable April 18, 2008 —
ARLINGTON, Texas, February 14, 2008 —Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the second fiscal quarter ended December 31, 2007.
For the second quarter of fiscal 2008, net sales were $49.6 million compared to $64.3 million in the second quarter of fiscal 2007. This decline was due primarily to a challenging holiday retail environment. The Company reported a net loss for the quarter of $40.7 million, or $5.94 per diluted share. The net loss was primarily attributable to noncash asset impairment charges of $36.5 million and restructuring expense of $438,000 which accounted for 98.3% of the pretax loss for the quarter. For the second quarter of fiscal 2007, pretax income was $5.6 million and net income was $3.4 million, or $0.50 per diluted share.
As the result of the Company’s strategic review process and due to the overall negative retail environment and general economic conditions, the Company began a comprehensive review of its inventory management policies during the second quarter of fiscal 2008. The Company concluded there was a need to reduce the amount of inventory the Company warehoused and to focus on reducing total inventory levels within a shorter time frame than had been the Company’s prior practice. Consequently, the Company marked down out-of-program and slow-moving inventory in order to accelerate its liquidation and significantly reduce total inventory levels over the next six to twelve months.
The noncash charges included revising the value of out-of-program and slow-moving inventory downward by $18.7 million. The Company also recorded a noncash goodwill impairment charge relating to past acquisitions of $16.5 million because an assessment of its implied fair value in light of changing business conditions and reduced sales indicated it was impaired. A noncash intangible impairment charge of $1.3 million related to a customer list acquired with its gift business in 2004 also was recorded in the second quarter.
J.S.B. Jenkins, Chief Executive Officer, commented, “Our business has continued to be impacted by the generally difficult conditions in the consumer marketplace. While this has affected business for nearly all retail companies, we are by no means satisfied with our performance. We are taking immediate action to implement a number of improvements to our operating infrastructure and operating policies to improve our earnings and to resume growth in sales.”
Completion of Strategic Review
Mr. Jenkins continued, “Our board of directors has recently completed a comprehensive strategic review process exploring all the ways in which we might increase value for our shareholders. Throughout the past year, we evaluated a range of alternatives and options, including an in-depth examination of a potential sale of the Company as well as a number of potential acquisitions and other opportunities. In the final analysis, we have determined that our best course of action at this time, given the state of the capital markets and the outlook for the retail industry, is to focus on improving our core business. The initiatives we are now focusing on will allocate our resources towards increasing predictable and sustainable cash flows in our core businesses.”
Sales Growth Initiatives
The Company noted it will aggressively pursue both new licenses and private label programs. This focus is expected to provide a better level of diversification and to more fully leverage the Company’s operating capabilities. In addition to this strategy, the Company has seen recent success with gifts under the totes brand and other fashion brand names for better department stores. Additionally, the Company’s previously announced license for gift items under the Goodyear brand will open a new channel of distribution, providing further diversification. The Company plans to expand the women’s gift line and make the overall line appeal to a broader consumer base. The Company also noted that it plans to launch the Rolfs 1915 brand of men’s small leather goods in fiscal year 2008.
Operational Improvements
In addition to previously announced plans to close its West Bend, Wisconsin distribution center, the Company intends to further rationalize its real estate portfolio. This is expected to reduce overhead, liberate capital, and streamline operational processes. The Company expects this portion of the strategic plan to progress in fiscal 2009. The Company noted it has initiated operational changes expected to result in approximately $4 million of annual cost savings that it expects to begin recognizing in the April-June quarter of this fiscal year. Furthermore, the Company is committed to further expense reductions to levels commensurate with sales that will also produce higher EBITDA margins. Additionally, the Company plans to implement a new demand forecasting system that will allow the Company to operate at a lower inventory level with higher customer order fulfillment rates.
Strengthening Corporate Leadership
The Company also noted it was making changes to its management and governance structure to both improve accountability and to begin the process of eventual succession for the Chief Executive Officer role. To ensure greater leadership depth for the future, J.S.B. Jenkins has assumed the title and role of Chairman of the Board along with his current function as Chief Executive Officer. The Company will initiate a search for the position of President and Chief Operating Officer. Dr. James Gaertner, who has previously served as Chairman, will remain on the Company’s board of directors and will chair its audit committee. Grady Rosier, current board member and President of McLane Company, Inc., will assume the role of lead independent director. In that capacity, Mr. Rosier will assist Mr. Jenkins in the President/COO search as well as in executing the Company’s strategic plan. Colombe Nicholas will replace Mr. Rosier as chair of the compensation committee.
Liquidity and New Credit Facility
The Company’s financial position remains strong as it moves to execute its strategic plan. The $9 million in outstanding notes payable at December 31, 2007 was reduced to $500,000 as of February 12, 2008. In addition, the Company also announced it has entered into a new credit facility for $35 million with Comerica Bank which will adequately fund its working capital needs for the foreseeable future.
The board of directors approved a quarterly dividend of $0.04 per common share payable April 18, 2008 to shareholders of record at the close of business on March 31, 2008. This is the Company’s 19th consecutive quarterly dividend and the fifth at the $0.04 per share level which was increased on February 1, 2007.
Mr. Jenkins concluded, “We are satisfied that our balance sheet, even considering the noncash write-downs we’ve taken, remains strong and we expect to improve cash flows over the next 18 months. The scope of our carefully constructed strategic plan, which we will execute over the remainder of fiscal 2008 and throughout fiscal 2009, is comprehensive and will affect nearly every aspect of our operations. It is our mission to remake our business for the realities of today’s highly competitive environment. We are streamlining our operating model to create incremental profitability in our organization and to lay a broader foundation for sustainable growth. Our board of directors and our management team are deeply aware of our duty to create value for our shareholders and believe that the plan we have outlined is the proper course of action.”
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

TANDY BRANDS ACCESSORIES, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2007	2006	2007	2006

Net sales	$49,617	$64,340	$89,081	$121,539

Cost of goods sold	32,538	40,150	59,172	76,322
Inventory write-down	18,725	—	18,725	—

	51,263	40,150	77,897	76,322

Gross margin	(1,646)	24,190	11,184	45,217
Selling, general and administrative expenses	15,963	16,975	30,404	31,770

Depreciation and amortization	919	1,210	1,895	2,431
Goodwill impairment	16,475	—	16,475	—
Intangible impairment	1,299	—	1,299	—
Restructuring charges	438	—	438	—

Total operating expenses	35,094	18,185	50,511	34,201

Operating (loss) income	(36,740)	6,005	(39,327)	11,016

Interest expense	(830)	(456)	(1,110)	(892)

Royalty and other income	4	26	49	81

(Loss) income before income taxes	(37,566)	5,575	(40,388)	10,205
Income taxes	3,124	2,169	2,038	3,970

Net (loss) income	$(40,690)	$3,406	$(42,426)	$6,235

(Loss) earnings per common share	$(5.94)	$0.51	$(6.20)	$0.93
(Loss) earnings per common share assuming dilution	$(5.94)	$0.50	$(6.20)	$0.91
Cash dividends declared per common share	$0.04	$0.0275	$0.08	$0.055
Common shares outstanding	6,855	6,709	6,841	6,692
Common shares outstanding shares assuming dilution	6,855	6,882	6,841	6,860

TANDY BRANDS ACCESSORIES, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31	June 30
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$9,879	$4,076
Accounts receivable	26,668	31,357
Inventories	41,449	64,372
Deferred income taxes	—	3,454
Other current assets	4,666	3,879

Total current assets	82,662	107,138

Property and equipment	37,484	38,928
Accumulated depreciation	(28,632)	(28,380)

Net property and equipment	8,852	10,548

Goodwill	—	16,361
Other intangibles	3,233	4,882
Other assets	1,731	1,734

	$96,478	$140,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,834	$16,903
Accrued expenses	5,559	6,439
Notes payable	9,000	6,069

Total current liabilities	26,393	29,411

Other liabilities:
Supplemental executive retirement obligation	1,756	1,587
Deferred income taxes	—	389
Other liabilities	3,254	1,369

Total other liabilities	5,010	3,345

Stockholders’ equity:
Common stock	6,985	6,912
Additional paid-in capital	34,406	33,616
Retained earnings	22,760	66,967
Other comprehensive income	1,904	1,326
Shares held by Benefit Restoration Plan Trust	(980)	(914)

Total stockholders’ equity	65,075	107,907

	$96,478	$140,663